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                                                                      Exhibit 12

                           OWENS-ILLINOIS GROUP, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Millions of dollars, except ratios)

                                                             Six months ended June 30,
                                                          ------------------------------
                                                              2002              2001
                                                          ------------      ------------
Earnings before income taxes, and minority
 share owners' interests ................................ $      259.2      $      523.0
Less:  Equity earnings ..................................        (12.2)             (8.9)
Add:   Total fixed charges deducted from earnings .......        213.2             236.8
       Proportional share of pre-tax earnings (loss)
        of 50% owned associates .........................          7.1               5.7
       Dividends received from less
        than 50% owned associates .......................          4.8               6.3
                                                          ------------      ------------
       Earnings (loss) available for payment
        of fixed charges ................................ $      472.1      $      762.9
                                                          ============      ============
Fixed charges (including the Company's proportional
 share of 50% owned associates):

       Interest expense ................................. $      195.6      $      225.3
       Portion of operating lease rental deemed to
         be interest ....................................          6.1               6.4
       Amortization of deferred financing costs and
         debt discount expense ..........................         11.5               5.1
                                                          ------------      ------------
       Total fixed charges deducted from earnings
        and fixed charges                                 $      213.2      $      236.8
                                                          ============      ============

Ratio of earnings to fixed charges ......................         2.21              3.22
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